AMERICAN GENERAL LIFE INSURANCE COMPANY
OPTIONAL GUARANTEED LIVING BENEFIT
EXTENSION ENDORSEMENT DATA PAGE
Notwithstanding any provision in the Contract or Certificate (“Contract”) to the contrary, this Endorsement Data Page becomes a part of the Contract to which it is attached. Should any provision in this Endorsement Data Page conflict with the Contract, the provisions of this Endorsement Data Page will prevail.
Subject to the terms and conditions set forth in the Optional Guaranteed Living Benefit Endorsement, the terms of this Extension Endorsement Data Page replaces the corresponding terms of the Endorsement Data Page of the original Optional Guaranteed Living Benefit Endorsement.

COVERED PERSON(S):	[John Doe] ←1

ENDORSEMENT EFFECTIVE DATE:	[November 1, 2013] ←1

EXTENSION AVAILABILITY DATE:	[November 1, 2018] ←1

ENDORSEMENT FEE:	Annual fee of [1.25%] ←2 of the Income Base deducted quarterly from Contract Value beginning one quarter following the Endorsement Effective Date and ending on the termination of this Endorsement

INCOME BASE EVALUATION PERIOD:	Beginning on the Endorsement Effective Date and ending [5]←3 years later

[[GROSS] INCOME CREDIT PERCENTAGE:	[6%] ←4

INCOME CREDIT PERIOD:	Beginning on the Endorsement Effective Date and ending [5] ←3 years later

INCOME CREDIT AVAILABILITY:	At the end of each Benefit Year during the Income Credit Period [if withdrawals were not taken during the previous Benefit Year.] ←5] ←6
For Inquiries Call [1-800-445-7862] ←7
Signed for the Company to be effective on the Endorsement Effective Date.
ASE-6231E (8/13)

1